CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
SUMMARY OF FINANCIAL AND OPERATING STATISTICS

	2000	1999	1998	1997	1996(2)
Total assets	$30,326,512	26,513,771	24,798,172	22,495,696	20,220,562
Long-term debt, less current installments	$11,429,421	11,507,315	10,459,351	9,400,000	6,300,000
Summary of earnings:
Utility operating revenue	$16,496,841	16,276,170	16,673,295	17,835,687	15,082,135
Total operating expenses and taxes	15,399,498	15,154,747	15,354,527	16,440,231	14,122,436
Net utility operating income	1,097,343	1,121,423	1,318,768	1,395,456	959,699
Other income	76,483	63,353	31,885	22,977	10,447
Appliance Corporation Earnings	378,988	208,302	248,665	221,856	131,935
Interest expense-regulated	1,081,362	955,130	959,161	884,538	618,695
Net Income	$471,452	437,948	640,157	755,751	483,386
Number of common shares	460,000	460,000	460,000	460,000	460,000
Earnings per common share	$1.02	0.95	1.39	1.64	1.05
Dividends paid per common share	$1.30	1.30	1.30	1.28	0.95
Statistics (unaudited)-
Gas delivered (MMcf)
Residential	1,501	1,519	1,519	1,673	1,403
Commercial	255	271	366	343	309
Industrial	17	23	21	29	20
Municipal	19	20	52	80	63
Other utilities	319	309	309	369	267
Transportation deliveries	5,936	5,875	5,068	5,404	3,971
Total deliveries	8,047	8,017	7,335	7,898	6,033
Number of customers-end of period	14,246	13,993	13,919	13,837	13,753
Average Mcf use per
residential customer	117.4	117.8	116.8	129.4	108.3
Average revenue per residential
customer	$819.00	822.57	814.33	851.45	743.16
Number of degree days (1)	6,333	6,241	5,979	6,831	4,577
Percent (warmer) colder than avg.	(2.6)	(4.3)	(9.3)	3.6	7.0
Peak day deliveries (Mmcf)	57,642	51,770	44,250	55,190	53,328
Number of rental appliances in service	6,263	6,430	6,409	6,568	6,615
Miles of mains	396.5	394.6	391.7	388.7	384.3
Investment in gas plant (at cost)	$22,251,342	21,667,115	21,396,130	20,378,449	19,616,872
Stockholders' equity per share	$10.98	11.11	11.73	11.32	11.19

(1)	Fifeteen year average degree days: 6,496
(2)	The Company changed its year end from December 31 to September 30 effective January 1, 1996.
The amounts shown for 1996 are for the nine months ended September 30, 1996.